Exhibit 10.2

Separation, Consulting and General Release Agreement

This Separation, Consulting and General Release Agreement (this “Agreement”) is made as of this 1st day of February, 2024, by and between Canoo Inc. (the “Company”), and Kenneth Manget (“Executive,” and together with the Company, the “Parties”).

WHEREAS, the Parties entered into an employment offer letter dated January 25, 2023 and effective as of January 26, 2023 (the “Offer Letter”);

WHEREAS, the Parties entered into a Confidential Information and Inventions Agreement dated May 1, 2023 and effective as of March 1, 2023 (the “Confidentiality Agreement”);

WHEREAS, the Parties entered into a Mutual Agreement to Arbitrate Claims dated May 1, 2023 (the “Arbitration Agreement”);

WHEREAS, the Parties acknowledge and agree that Executive’s employment with the Company ended (the “Separation”), effective as of August 26, 2023 (the “Separation Date”);

WHEREAS, the Parties wish to provide that Executive will remain available to provide advisory services to the Company following the Separation Date as a non-employee consultant to the Company; and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.            Acknowledgment of Separation. The Parties acknowledge and agree that the Separation is effective as of the Separation Date.

2.            Executive’s Acknowledgment of Consideration. Executive specifically acknowledges and agrees that certain of the rights and obligations created and payments made to him by the Company under and otherwise in connection with this Agreement, constitute valuable promises and payments to which he is not otherwise entitled under any law or contract.

3.            Payments By Reason of the Separation.

(a)            Final Pay. Executive agrees that upon he has received payment all outstanding compensation for services performed for the Company through and including the Separation Date, including any submitted reimbursable expenses and unused vacation pay, less applicable federal, state and local tax withholdings. For avoidance of doubt, this Section 3(a) does not affect the Severance Payment and Consulting Fee (including any Late Fee) obligations set forth in Section 3(b) and Section 5(b)(i) below.

(b)            Equity Vesting. Subject to Executive’s execution, delivery and non-revocation of this Agreement, the Company will immediately vest 218,750 restricted stock units held by Executive as of the Separation Date (the “Severance Payment”). The Severance Payment will be appropriately adjusted for any stock split, reverse stock split or similar share adjustment transaction occurring after the date of this Agreement.

(c)            COBRA Benefits. Effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Executive will be offered the opportunity to elect continuation coverage under the group medical plan(s) of the Company. Executive will be provided with the appropriate COBRA coverage notice and election form for this purpose. The existence and duration of Executive’s rights and/or the COBRA rights of any of Executive’s eligible dependents will be determined in accordance with Section 4980B of the Code.

(d)            Other Benefits. Except as specifically set forth in this Agreement, and except as to any vested benefits under the 401(k) plan in which Executive participates as of the date hereof, Executive’s right to, and participation in, all employee benefit plans of the Company and its affiliates shall terminate as of the Separation Date in accordance with the specific terms of each plan.

4.            Executive’s General Release, Covenant Not to Sue.

(a)            General Release. In exchange for the consideration referred to in Section 3 above, Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, hereby releases and discharges the Company, its subsidiaries, parents and affiliates, and each of their subsidiaries’, stockholders’, equityholders’ and subsidiaries’ officers, directors, members, managers, partners, stockholders, employees, representatives, insurers, agents and affiliates (collectively, the “Employer Affiliates”, and each an “Employer Affiliate”) from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown or suspected to exist by Executive, which Executive ever had or may now have against any Employer Affiliate, from the beginning of time to the effective date of this Agreement, including, without limitation, any claims, demands or liabilities in connection with Executive’s employment, including wrongful termination, constructive discharge, breach of express or implied contract, unpaid wages, benefits, attorneys’ fees or pursuant to any federal, state, or local employment laws, regulations or executive orders prohibiting inter alia, age, race, color, sex, national origin, religion, handicap, veteran status and disability discrimination, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, any state statute relating to employee benefits or pensions and the Americans with Disabilities Act of 1990. This release does not waive rights or claims that may arise after the effective date of this Agreement. Executive fully understands that if any fact with respect to which this release is executed is found hereafter to be other than or different from the facts in that connection believed by Executive to be true, Executive expressly accepts and assumes the risk of such possible difference in fact and agrees that the release set forth herein shall be and remain effective notwithstanding such difference in fact. Executive acknowledges and agrees that no consideration other than as provided for by this Agreement has been or will be paid or furnished by any Employer Affiliate. This release does not extend to any claim for indemnification or other liability protection in favor of Executive under the directors’ and officers’ liability insurance policy covering directors and officers of the Company under which, as of immediately prior to the execution of this Agreement, Executive is entitled to indemnification as a current or former director or officer of the Company.

(b)            Covenant Not to Sue. Executive covenants and agrees never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Employer Affiliate any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of this Section 4; provided that nothing in this Section 4 shall restrict your ability to bring a claim against the Company for any breach of this Agreement. Executive represents and agrees that he has not and will not make or file or cause to be made or filed any claim, charge, allegation or complaint, whether formal, informal or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Employer Affiliate in any manner, including without limitation, any Employer Affiliate’s business or employment practices. Executive waives any right to monetary recovery should any administrative or governmental agency or entity pursue any claim on his behalf.

(c)            Indemnification. Executive agrees to indemnify and hold each Employer Affiliate harmless from and against any and all claims, including each Employer Affiliate’s court costs and attorneys’ fees, arising from or in connection with any claim, action or other proceeding made, brought or prosecuted, or caused or permitted to be commenced or prosecuted, by Executive, his successor(s) or assign(s) contrary to the provisions of this Agreement. It is further agreed that this Agreement shall be deemed breached and a cause of action accrued thereon immediately upon the commencement of any action contrary to this Agreement, and in any such action this Agreement may be pleaded by the Employer Affiliates, or any of them, both as a defense and as a counterclaim or cross-claim in such action.

(d)            Acknowledgment of Waiver; Disclaimer of Benefits. Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all of the Employer Affiliates of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.

Notwithstanding the foregoing, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation, excepting only any benefit or remedy to which Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e)            Effect of Release and Waiver. Executive understands and intends that this Section 4 constitutes a general release of all claims except as otherwise provided in Section 4(d) above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver. If any provisions of this Section 4 are held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions thereof, and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(f)            No Conflict of Interest. Executive hereby covenants and agrees that he will not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with his obligations, covenants or agreements hereunder or which could cause any of his representations or warranties made herein to be untrue or inaccurate.

(g)            Executive’s Litigation Assistance and Cooperation. Executive acknowledges and affirms his understanding that he may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company and/or the other Employer Affiliates. Executive hereby covenants and agrees to testify truthfully in any and all such proceedings. Executive further covenants and agrees, upon prior notice and for no further compensation, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Employer Affiliates and with its or their respective attorneys and advisors in connection with any such litigation, arbitrations, government or other administrative proceeding. The Company will reimburse Executive for any expenses incurred in connection with such assistance and cooperation (including without limitation attorney’s fees if Executive shall determine that retention of an attorney is necessary or appropriate in connection with rendering such assistance or cooperation, and provided that Company approves of such attorney) consistent with the Company’s expense reimbursement policy as in effect as of the Separation Date.

(h)            No Medicare Beneficiaries.  Executive hereby acknowledges and affirms that she is not and was not at any time during her employment with the Company, or at any other time relevant to this Agreement, a Medicare beneficiary. Executive also affirms that any potential claims against the Company do not involve any illness, injury, incident, or accident in which medical expenses were, or are expected to be, incurred and that no payments were made by Medicare or Medicaid as a result of any alleged illness, injury, incident, or accident related to her claims. Accordingly, Executive affirms that Medicare has no interest in the Severance Payment. Nonetheless, should the Centers for Medicare & Medicaid Services (“CMS”), or any agency representing Medicare’s interests, determine that Medicare has an interest in the Severance Payment, Executive agrees to indemnify, defend, and hold the Company and the Employer Affiliates above harmless from any action by CMS, or any agency representing Medicare’s interests, relating to her medical expenses. Executive agrees to reasonably cooperate with the Company upon request with respect to any claim that CMS or any agency representing Medicare’s interests may make and for which she is required to indemnify the Company under this paragraph. Furthermore, Executive agrees to waive any and all future actions against the Company and any insurer for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

5.            Consulting Services.

(a)            In General. For a period of seven (7) months after the Separation Date (the “Consulting Period”), so long as Executive does not revoke this Agreement pursuant to Section 13 below, Executive agrees to make himself reasonably available to undertake special mutually agreed assignments on behalf of the Company (the “Consulting Services”), subject to the following conditions:

(i)            Other Commitments. During any month during the Initial Consulting Period, Executive shall not be obligated to make himself available to provide Consulting Services for more than five (5) business days (pro-rated for the first and last months in which the Consulting Services are provided). The Company acknowledges that Executive may seek and accept employment and other opportunities elsewhere during the Consulting Period, and the Company will make every reasonable effort to accommodate Executive’s other commitments in requesting Consulting Services under this Agreement. The Company and Executive will make every reasonable effort to request and provide, respectively, Consulting Services at mutually convenient times. However, the Parties agree that requests for Consulting Services shall not interfere with or impede Executive’s other employment or opportunities.

(ii)           No Authority. During the Consulting Period, Executive shall not be an employee of and shall have no authority to act on behalf of the Company or to enter into any agreement or obligation on behalf of the Company or any other member of the Company Group without the express prior authorization of the Board of Directors of the Company.

(iii)          Termination of Consulting Period. Executive may terminate the Consulting Period at any time. The Company may terminate the Consulting Period at any time. However, if the Company terminates the Consulting Period before the end of (7) months following its commencement for reasons other than (a) for Cause related to an action occurring after the Separation Date within the meaning of the Company’s 2020 Equity Incentive Plan determined as if Executive were an executive officer of the Company, or (b) for violations of Executive’s Confidentiality Agreement, then the Company shall pay Executive, by the next regular payroll date following the termination of the Consulting Period, in a cash lump sum, the then unpaid remainder of the amount of the consulting fee described in subsection (b)(i) below (the “Consulting Fee”) that would be due and owing to Executive if the Consulting Period had extended through the seven-month anniversary of the beginning of the Consulting Period. If Company terminates the Consulting Period either for Cause or for Executive’s violations of Executive’s Confidentiality Agreement, as referenced above, Executive agrees that he will forfeit his right to any Consulting Fee, Discretionary Fee and Discretionary Equity Award, in accordance with the remedies provided in Section 8 of this Agreement.

(b)           Consulting Fee; Expenses. In consideration for Executive being available to consult during the Consulting Period, the Company shall:

(i)            Consulting Fee. Company shall pay Executive a monthly consulting fee of $40,833 in respect of any whole or partial month during the Consulting Period (the “Consulting Fee”), with the first such payment made on the first day, after the date this Agreement becomes irrevocable pursuant to Section 13 below and each of the subsequent payments made on the first day of the month of each month thereafter until the end of the Consulting Period. If a monthly Consulting Fee is not delivered to Executive by the date when the monthly Consulting Fee is due, unless payment is reasonably disputed by the Company, the Company shall pay to Executive late fees (“Late Fees”) accruing at the rate of $300/day for each day after the payment due date until the late payment has been received by the Executive. For the avoidance of doubt, if more than one monthly Consulting Fee then a separate late fee shall accrue at the same rate for each delayed monthly Consulting Fee.

(ii)           Discretionary Consulting Fee. Following the expiration or termination of this Agreement and as determined in the sole discretion of the Company, the Executive may be eligible to receive an additional fee in an amount up to $200,000 (the “Discretionary Fee”). Any Discretionary Fee is to be paid in three (3) equal installments. The first installment to be paid 30 (thirty) days after the termination or of this Agreement, the second installment payment 60 (sixty) days after the termination of this Agreement and the third installment payable 90 (ninety) days after the termination of this Agreement.

(iii)          Discretionary Equity Award. Following the expiration or termination of this Agreement and as determined in the sole discretion of the Company, the Executive may be eligible to receive an equity award in an amount up to 156,000 of immediately vested restricted stock units (the “Discretionary Equity Award”). The Discretionary Equity Award will be appropriately adjusted for any stock split, reverse stock split or similar share adjustment transaction occurring after the date of this Agreement.

(iv)          Expenses. Company agrees to reimburse Executive for any expenses incurred during the Consulting Period consistent with the Company’s expense reimbursement policy as in effect as of the Separation Date.

(c)            Service Exclusions. Assistance and cooperation provided by Executive pursuant to Section 4(f) above will not be considered consulting services rendered under this Agreement and except for reimbursement of expenses as provided in Section 4(g) above will not be subject to compensation by the Company as services rendered under this Agreement.

(d)           No Benefits Entitlement. During the Consulting Period, Executive will not earn, accrue, or otherwise be entitled to benefits under, or to participate in the employee benefit plans of, or otherwise obtain any employee benefits from, the Company, except as expressly provided for above with respect to continuation of insurance coverage under COBRA for the period of time identified. No Consulting Fees or related payments made to Executive for Executive’s consulting services shall be credited towards or deemed a contribution item for purposes of any Company benefit plans or programs.

(e)            Tax Obligations and Insurance as a Consultant. Executive shall be paid Executive’s Consulting Fee pursuant to IRS Form 1099, and shall have full responsibility for applicable taxes for all compensation paid to Executive as a consultant under this Agreement. The Company will not contribute to Social Security, Worker’s Compensation, Unemployment Compensation or other similar employee funds and benefits on behalf of Executive. Executive agrees to indemnify and hold harmless the Company for failure to so withhold or make such payments.

6.            Restrictive Covenants; Survival. Executive hereby (a) reaffirms the rights and obligations under the Confidentiality Agreement, (b) understands, acknowledges and agrees that such rights and obligations will survive his termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof and (c) agrees that the employment end date referenced in Section 1.4 of the Confidentiality Agreement shall be deemed to be the Separation Date.

7.            Return of Corporate Property. Executive represents and warrants that, as of the Separation Date, he has returned all Company property that has been requested by the Company that is within his possession, accessibility or control, including (without limitation) all keys, credit cards (without further use thereof), cell phones, computers, PDAs and all other items belonging to the Company to the extent they contain Confidential Information (as defined in the Confidentiality Agreement); and, in the case of documents, including (without limitation) all documents of any kind and in whatever medium evidenced, including (without limitation) all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

8.            Remedies. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements or obligations hereunder (including in agreements incorporated herein by reference), monetary damages would be inadequate to compensate the Employer Affiliates or any of them. Accordingly, in addition to other remedies which may be available to the Employer Affiliates hereunder or otherwise at law or in equity, any Employer Affiliate will be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision of this Agreement be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision will be deemed modified to the minimum extent necessary to render it enforceable. Notwithstanding the foregoing, in the event of a breach of any such covenants, agreements, or obligations, Executive shall immediately forfeit any right to the compensation set for in this Agreement; provided that if such breach occurs following payment of any portion of the compensation set forth in this Agreement, Executive shall immediately return any such portion of the compensation set forth in this Agreement he received under this Agreement to the Company. Repayment of any equity compensation shall be in an amount equal to the market value of the equity at the time of vesting.

9.            Defend Trade Secrets Act.  Notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.          Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Employer Affiliates, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Employer Affiliates. Executive agrees to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company or its services to any of the clients (including but not limited to customers, vendors, suppliers, and candidates) of the Company, provided that Executive may respond accurately and fully to any question, inquiry, or request for information when Executive reasonably believes he is required to do so by legal process.

11.          Non-Solicitation; Non-Interference. Executive agrees that, in order to avoid conflicts of interests, for the twelve (12) months following the Consulting Period he will not, directly or indirectly, for Executive’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(a)            solicit from any customer doing business with the Company as of Executive’s Separation Date, business of the same or of a similar nature to the business of the Company;

(b)            solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company;

(c)            solicit the employment or services of, or hire or engage, any person who was known to be employed or engaged by the Company as of the Separation Date; or

(d)            otherwise interfere with the business or accounts of the Company, including, but not limited to, with respect to any relationship or agreement between the Company and any customer, vendor or supplier.

12.           Complete Agreement; Inconsistencies. This Agreement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in this Agreement; provided that this Agreement shall not modify the Confidentiality Agreement and the Arbitration Agreement.

13.           Acknowledgment of Voluntary Agreement; ADEA Compliance. Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). Executive understands that he may execute this Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such Consideration Period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the “Revocation Period”), he will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof. In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period.

14.           No Strict Construction. The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party.

15.           No Admission of Liability. Nothing herein will be deemed or construed to represent an admission the Company or the Employer Affiliates of any violation of law or other wrongdoing of any kind whatsoever.

16.           Third Party Beneficiaries/Course of Dealing. The Employer Affiliates are intended third-party beneficiaries of Section 4 of this Agreement, and Section 4 of this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Employer Affiliates under Section 4 hereof. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

17.          D&O Coverage. Nothing in this Agreement will eliminate any right to Executive’s coverage under the Company’s D&O Policy that Executive would otherwise have absent this Agreement as an officer leaving the employment of the Company based on the parties’ mutual agreement to end the employment relationship.

18.          Tax Withholdings. Notwithstanding any other provision herein, the Company will be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

19.          Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Texas.

20.          Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect.

21.          Counterparts. This Agreement may be executed and delivered by facsimile or e-mail transmission of a portable document format (.pdf) copy and any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.          Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns. The Parties’ rights and the rights of the other Employer Affiliates under Section 16 above will inure to the benefit of, and be enforceable by, any of the Parties’ and Employer Affiliates’ respective successors and assigns; provided that the rights and obligations of Executive under this Agreement will not be assignable other than by the laws of descent and distribution without the prior written consent of the Company. In the event that the Company is dissolved, all obligations of the Company under this Agreement will be provided for in accordance with applicable law.

23.          Amendments and Waivers. No amendment to or waiver of this Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.

24.          Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

25.          EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Separation, Consulting and General Release Agreement effective as of the date of the respective date indicated below.

Canoo Inc.
DATED:	February 1, 2024	By:	/s/ Hector Ruiz
		Name:	Hector Ruiz
		Title:	General Counsel and Corporate Secretary

READ CAREFULLY BEFORE SIGNING

I have read this Separation, Consulting and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Employer Affiliates or any of them to the extent provided in this Separation, Consulting and General Release Agreement.

DATED:	February 1, 2024	By:	/s/ Kenneth Manget
		Name:	Kenneth Manget